Exhibit 10.1

CONFIDENTIAL

CONFIDENTIAL SETTLEMENT AGREEMENT AND
COMPLETE RELEASE OF ALL CLAIMS

This CONFIDENTIAL SETTLEMENT AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into by and between Randy Milby (“Executive”) and Tharimmune, Inc. (the “Company”) and collectively, the “Parties.”

RECITALS

A.	Executive and the Company entered into an Amended and Restated Milby Employment Agreement dated as of July 6, 2023 by and between Tharimmune, Inc. (formerly Hillstream BioPharma Inc.) (the “Employment Agreement”);

B.	Executive owns vested and unvested stock options, as set forth in Exhibit A to this Agreement.

C.	Executive’s employment with the Company and position as a director terminated on June 11, 2025 (the “Termination Date”);

D.	The Parties now desire to memorialize their agreement to resolve all and any disputes between them arising out of or in connection with Executive’s employment with, and separation of employment from, the Company, and any and all other matters; and

E.	The Parties are willingly and voluntarily entering into this Agreement and Executive has reviewed and understands the terms of this Agreement.

AGREEMENT

IN CONSIDERATION of the promises and mutual covenants contained in this Agreement, the Parties agree as follows:

1. Effective Date.

This Agreement shall be effective immediately upon Executive’s execution of this Agreement (the “Effective Date”).

2. Payments.

2.1 In consideration of the promises made by Executive in this Agreement, including in particular the release which forms a material part of this Agreement, the Company agrees that within twenty one (21) days after the Effective Date and delivery of the signed Agreement to the Company, the Company shall pay to Executive the gross amount of One Hundred Thirty Three Thousand Five Hundred Dollars and no Cents ($133,500), less all applicable withholdings and deductions, including any garnishments or other legally required deductions to be paid upon closing of the Company raising at least $3,000,000 of financing in debt, equity, or some combination thereof (the “Payment”). This amount is equivalent to three (3) months of compensation at Executive’s regular rate of pay. In addition, Company shall reimburse Executive for any unpaid business expenses as prescribed by applicable Company policy and as evidenced by written documentation.

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2.2 The Executive’s unvested stock options shall immediately vest as of the Effective Date. Notwithstanding language to the contrary in prior agreements between the parties, Executive’s stock options shall be exercisable for the respective terms set forth in the option agreements.

2.3 Executive acknowledges and agrees that the Company has not made any representations or warranties regarding the tax consequences of any amounts paid pursuant to this Agreement. Executive is solely responsible for all tax reporting obligations and agrees to pay all local, state and federal income taxes, penalties, interest, fines or other assessment incurred or owed by Executive, if any, in connection with the Payment or this Agreement. Executive agrees to indemnify and hold harmless the Company against any liabilities, assessment of taxes, penalties, interests, fines, costs and expenses, including attorneys’ fees, arising out of the Payment or this Agreement.

3. No Admission.

It is understood and agreed that this Agreement shall not be construed as an admission by either party of any liability or the violation of any law, statute, ordinance, contract, regulation or legal or moral duty whatsoever. The Company specifically disclaims any liability to Executive for any violation of any law, statute, ordinance, contract or duty. Executive specifically disclaims any liability to the Company for any violation of any law, statute, ordinance, contract or duty.

4. General Release.

4.1 In consideration for the Payment, Executive knowingly and voluntarily releases and forever discharges the Company and/or its parent, subsidiary, affiliated, predecessor, or successor companies, its/their past or present owners, stockholders, directors, officers, employees, contractors, agents, attorneys, insurers, assigns, and representatives (the “Released Parties”) from all actions, suits, claims, demands, damages, monies, injunctive relief, attorney’s fees, liabilities, debts, grievances, arbitrations, charges, interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions or demands of any nature whatsoever, and/or causes of action of whatever kind or character whether known or unknown, suspected or unsuspected, which Executive ever had, now has, or which Executive’s heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Executive executes this Agreement.

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4.2 Executive’s release of the Company and the Released Parties includes, but is not limited to: (i) any claims, actions, suits or charges arising out of Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, but not limited to, any salary, wages, bonuses, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, holiday pay, vacation, employee benefits, defamation, libel, personal injury, any other compensatory damage; (ii) any claim that the Company or any of the Released Parties discriminated, harassed or retaliated against Executive on the basis of race, color, gender, sex, sexual orientation, religion, national origin, disability, medical condition, ancestry, veteran status, marital status, age, and/or any other protected category; (iii) that the Company or any of the Released Parties violated any promise or agreement either express or implied with Executive; (iv) any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act (ADEA); the Executive Retirement Income Security Act (excluding vested benefits); the National Labor Relations Act; the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Executive Protection Act, the New Jersey Wage and Hour laws, the New Jersey Worker’s Compensation Act, the New Jersey Civil Rights Act, the New Jersey Sales Representatives Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Executive Polygraph Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, the Executive Retirement Income Security Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Sarbanes-Oxley Act of 2002, and the Family and Medical Leave Act, and any and all other applicable federal, state, county or local statutes, ordinances, Executive Order or regulations;; and all other federal, state or local labor or employment/human rights laws; and any other federal, state or local statute, rule, regulation or ordinance or the common law which might arise out of Executive’s association with, employment with, and/or termination from employment with the Company; (v) claims for wrongful termination in violation of public policy, any and all other common law claims and/or causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties intend for this release to be as broad as possible. Notwithstanding the foregoing, Executive does not waive or release any claim which cannot be waived or released by private agreement. Specifically, nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, the NJ Department of Labor, or any other federal, state or local agency charged with the enforcement of any employment laws. Executive, however, understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC or any other state or local deferral agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.

4.3 Executive’s release excludes (i) any claim for indemnification to which Executive may be entitled pursuant to the terms of the Company’s organizational documents or the Employment Agreement, and (ii) any claims for which insurance is available to Executive under any insurance policy, including any Director & Officer’s Policy, maintained by the Company.

4.4 Executive warrants and agrees that Executive shall not and has not filed any claims, causes of action or complaints against the Company or any of the Released Parties that relate to any actions or conduct occurring prior to the execution of this Agreement, except for any such claims that cannot be waived in a private agreement. Executive agrees that if (s)he does file such court action the Company shall be entitled to cease any further payments and that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Executive’s release of claims.

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4.5 In consideration of this Agreement and the undertakings provided for herein, including but not limited to Executive’s general release of claims, the sufficiency of which is hereby acknowledged, the Company and its parent, subsidiary, affiliated, predecessor, or successor companies, its/their past or present owners, stockholders, directors, officers, employees, contractors, agents, attorneys, insurers, assigns, and representatives (the “Company Releasors”) knowingly and voluntarily release and forever discharge the Executive and his agents, heirs, representatives, attorneys, successors, and assigns (“Executive Releasees”) from all actions, suits, claims, demands, damages, monies, injunctive relief, attorney’s fees, liabilities, debts, grievances, arbitrations, charges, interest, expenses and costs, contracts, equity, stock (including “phantom stock”), stock options, ownership interest, profit share, management fees, promises, judgments, awards, orders, executions or demands of any nature whatsoever, and/or causes of action of whatever kind or character whether known or unknown, suspected or unsuspected, which the Company Releasors ever had, now has, or which their heirs, assigns, executors or administrators hereafter can, shall or may have, arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, or other subject matters, based on facts occurring prior to the time Company executes this Agreement.

4.6 To the extent the releases set forth in this Agreement expressly extends to persons or entities that are not signatories to this Agreement, it is expressly declared to be for their benefit and use.

5. No Other Consideration.

Executive represents and acknowledges that the consideration contained in this Agreement shall constitute the entire consideration provided to Executive and Executive will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in this Agreement. Executive represents and acknowledges that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Executive has or may have against the Company or any of the Released Parties. Executive acknowledges the Payment constitutes ample consideration, the sufficiency of which is hereby acknowledged, for Executive’s promises in this Agreement.

6. Covenant Not To Sue.

This Agreement is expressly conditioned upon Executive’s covenant not to file any claim against the Company or its owners, officers, directors, employees, or any of the Released Parties. Executive agrees not to sue any of the Released Parties or become a party to a lawsuit, whether in an individual or representative capacity, on the basis of any claims of any type that arise out of any aspect of Executive’s employment or termination of employment with the Company or any other matter up through the date Executive executes this Agreement. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of claims. If Executive (whether individually or jointly) breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Executive understands that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Agreement; (ii) Executive will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against any such lawsuit and enforcing the terms of this Agreement; and (iii) the Company shall be entitled to cease any further payments to Executive in which event Executive agrees that the payments already made under this Agreement, if any, shall constitute full and complete consideration for Executive’s release of claims; provided, however, that this section will not apply to any lawsuit necessary to enforce the terms of this Agreement.

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7. Executive Representations.

Executive warrants, represents and acknowledges that the Company is paying the Payment in reliance upon the following: a) Executive has returned all Company property to the Company, including all confidential information, files, data, employee information, PII, business plans, marketing information, emails, company social media posts and accounts, computer hardware or software, printer, copier, files, papers, memoranda, correspondence, customer, vendor, supplier lists, financial data, credit cards, keys, recordings, pictures, passwords and security access cards, and any other items of any nature which were or are the property of the Company (which expressly includes all documents and correspondence created or received by Executive as part of Executive’s employment with the Company); b) Executive will not retain any copies (whether in electronic or hard copy form) of any such property in Executive’s possession or under Executive’s control; c) Executive has no reason to believe that Executive has suffered any injuries or illnesses on the job which have not been reported in writing to the Company; d) Executive acknowledges that Executive has been properly provided any leave of absence because of Executive’s or Executive’s family member’s health condition; and e) Executive agrees that the Company do not possess any property belonging to Executive.

8. Transition and Cooperation.

Upon reasonable notice, Executive agrees to reasonably cooperate with the Company and/or any of the Released Parties and its or their legal counsel in providing information in connection with any current or future investigation or litigation relating to any matter with which Executive was involved or of which Executive has knowledge.

9. Liens and Encumbrances.

Executive represents and warrants that the there are no liens or encumbrances on the Payment. Executive also represents and warrants that Executive has not assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. Executive agrees to indemnify and hold the Company and Released Parties harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or in any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.

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10. Arbitration.

The Parties acknowledge that as part of this Agreement and in exchange for valid consideration described above, they have mutually agreed to submit to arbitration any future disputes between them and/or between Executive and any of the Released Parties, whether or not arising out of this Agreement and/or Executive’s employment with the Company and/or its termination. Thus, all future disputes, controversies or differences which may arise between the Parties (including between Executive and the Released Parties), whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to claims for wrongful termination; personal, physical or emotional injury; defamation; wages or other compensation due; equity, options, stock or any ownership interest; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, color, sex, gender, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, sexual orientation, or any other characteristic protected by law; retaliation; violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended); disputes relating to the making, performance or interpretation of this Agreement, or the relationship of the parties, including the type of relationship; and claims or other disputes arising under but not limited to Title VII of the Civil Rights Act of 1964 (“Title VII”), Age Discrimination in Employment Act of 1967 (“ADEA”), Americans with Disabilities Act (“ADA”), Fair Labor Standards Act (“FLSA”), Executive Retirement Income Security Act (“ERISA”), Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Family and Medical Leave Act (“FMLA”), New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Executive Protection Act, the New Jersey Wage and Hour laws, the New Jersey Worker’s Compensation Act, the New Jersey Civil Rights Act, the New Jersey Sales Representatives Act, or any other similar federal, state or local law or regulation, whenever brought, which cannot be settled by the Parties themselves, shall be settled finally and bindingly by arbitration, to be held in Newark, New Jersey, in accordance with the Federal Arbitration Act and with the Employment Arbitration and Mediation Rules then in effect of the American Arbitration Association (“AAA”) available at www.adr.org, provided that the Company shall be responsible for all fees and costs unique to the arbitration process (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). In any arbitration proceeding conducted pursuant to this paragraph, the Parties shall have the right to discovery, to call witnesses, and to cross-examine the other party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both Parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. THE PARTIES WAIVE THEIR RIGHT TO HAVE ANY SUCH DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

11. Confidentiality of Agreement.

Executive agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than Executive’s immediate family members, attorneys or accountants (provided that Executive obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by Executive), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction or to the SEC, OSHA, EEOC, NLRB, NYS Division of Human Rights, or NYC Commission on Human Rights to the extent required by law. The Company agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than the Company’s officers, directors, attorneys or accountants (provided the Company obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by the Company), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction or to the SEC, OSHA, EEOC, NLRB, NYS Division of Human Rights, or NYC Commission on Human Rights to the extent required by law, except that the Agreement is required to be filed with the SEC on a Form 8-K or Form 10-Q. This Confidentiality provision is a material term of this agreement.

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12. Non-Disparagement.

Neither Company nor Executive shall make or publish or instigate the making or publication of any statement (in verbal, written or electronic or other form) disparaging of the other, their respective products, services, affairs, or operations or their past or present directors, officers, employees, shareholders, owners or agents whether or not such disparagement constitutes libel or slander. The Parties’ non-disparagement obligations are an essential term of this Agreement, the damages for which, if any, will be determined by a court of competent jurisdiction in the event of a proven breach. Executive agrees that he shall not disparage, criticize, condemn or impugn the reputation or character of Company or any of the Releasees. Company agrees to instruct the directors and officers of the Company in writing that they shall not disparage, criticize, condemn or impugn the reputation or character of Executive and shall take reasonable steps to enforce such instructions. Company agrees that, if contacted by any of Executive’s potential future employers regarding Executive’s employment at Company, then Company shall only provide such potential future employers with Executive’s dates of employment and last position held at the Company.

13. Severability.

Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable. If the provision cannot be modified to be enforceable, such provision shall be deemed null and void, leaving the remainder of this Agreement in full force and effect, provided, however, that if the deletion of such provision materially affects the operation of the release by Executive of all claims against the Company and/or the Released Parties, there shall be no obligation for the Company to make any payment to Executive under this Agreement except for 10% of the Payment, and any payment already made by the Company to Executive in accordance with this Agreement shall be fully recoverable by the Company as applicable from Executive, except for 10% of the Payment, which shall be sufficient consideration for any and all of Executive’s promises in this Agreement.

14. No Reliance.

The Parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by the other party or the other party’s agents, attorneys, employees, officers, directors, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

15. Continuing Obligations.

15.1 Executive agrees and acknowledges that Executive shall continue to be bound by Sections 6 and 7 of the Employment Agreement, except that Executive shall not be bound by Section 7(a) , (b), or (c). Company agrees and acknowledges that it shall continue to be bound by Section 12 of the Employment Agreement. Company also agrees that Executive shall be considered a past officer and director under the Company’s Directors and Officers insurance policy that is in place at the time that a claim is made.

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15.2 Executive agrees and acknowledges that during Executive’s employment, Executive obtained certain confidential business information of the Company and its clients. Executive agrees to hold in strictest confidence, and not to use (except for the benefit of the Company as applicable) or disclose to any person, firm, or corporation without written authorization of an officer of the Company, any confidential or proprietary information.

15.3 Executive understands that this confidential or proprietary information is or may be in the nature of a trade secret, and is the exclusive property of the Company. Executive will not retain any copies of any such confidential or proprietary information in Executive’s possession or under Executive’s control and will return all such confidential and proprietary information to the Company. Executive covenants that Executive will not, directly or indirectly, use for Executive’s own benefit, use to the detriment of the Company, or divulge to persons other than authorized representatives of the Company, any confidential or proprietary information.

16. Miscellaneous.

16.1 Counterparts and Signatures: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same written instrument. An electronic signature (i.e., an electronic sound, symbol, or process attached or associated with a contract or record and executed or adopted by a person with the intent to sign a record) will be treated as a handwritten signature under federal and state law. Delivery of this Agreement via electronic or facsimile transmission shall be deemed equivalent to physical delivery of the Agreement.

16.2 Successors in Interest: This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that Executive has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement, and that Executive is fully empowered to enter into this Agreement.

16.3 Governing Law and Interpretation: This Agreement shall be governed by, interpreted under and enforced under the laws of New Jersey and venue shall be deemed to be in Newark, New Jersey. The Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

16.4 Amendment: This Agreement may not be modified, altered or changed, except upon express written consent of the Parties.

16.5 Entire Agreement: This Agreement, together with any exhibits and other documents expressly referenced in this Agreement, sets forth the entire agreement between the Parties and supersedes any prior agreements, contracts or understandings between the Parties.

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17. Knowing and Voluntary Agreement.

Executive warrants that he is fully competent to enter into this Agreement and acknowledges that he has been afforded the opportunity to review this Agreement with an attorney for at least twenty-one (21) calendar days, that he has been advised to consult with an attorney prior to executing this Agreement, that he has read and understands this Agreement, and that he has signed this Agreement freely and voluntarily. If Executive executed this Agreement prior to the end of such twenty-one (21) day period, such early execution was a knowing and voluntary waiver by Executive of his right to consider this Agreement for twenty-one (21) days, and was due to Executive’s belief that Executive had ample time in which to consider and understand this Agreement and review it with an attorney. Further, Executive acknowledges that he has the opportunity to revoke this Agreement within seven (7) calendar days of signing it in accordance with the Age Discrimination in Employment Act and that he must notify Company in writing within seven (7) days of signing this Agreement if he wishes to revoke it. If Executive timely revokes his execution of this Agreement, then Executive acknowledges that this Agreement shall be of no force or effect and Executive must return any amounts received hereunder.

Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement and intending to be bound hereby, the Parties voluntarily and of their own free will execute this Agreement as follows:

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

AGREED AND UNDERSTOOD:

Dated: June 11, 2025	By:	/s/ Randy Milby
RANDY MILBY

THARIMMUNE, INC.

Dated: June 11, 2025	By:	/s/ Sireesh Appajosyula
Sireesh Appajosyula
Chief Operating Officer

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